Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers: Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 50 to the Registration Statement (Form N-1A, No. 33-33530) of Morgan Stanley European Equity Fund Inc. and to the incorporation by reference of our report, dated December 28, 2016, on Morgan Stanley European Equity Fund Inc. included in the Annual Report to Shareholders for the fiscal year ended October 31, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 27, 2017